Mail Stop 4-06

      September 22, 2005


Daniel Lender
Chief Financial Officer
QAD, Inc.
6450 Via Real
Caprinteria, CA 93013

	Re:	QAD, Inc.
      Form 10-K for Fiscal Year Ended January 31, 2005
Forms 10-Q for Fiscal Quarter Ended April 30, 2005
      File No. 000-22823

Dear Mr. Lender:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


							Sincerely,


							Kathleen Collins
							Accounting Branch Chief
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Imageware Systems, Inc.
July 10, 2005
Page 3